Exhibit 99.1

OPENWAVE ANNOUNCES DEFINITIVE AGREEMENT TO SELL MEDIATION AND MESSAGING

PRODUCT BUSINESSES TO MARLIN EQUITY PARTNERS

REDWOOD CITY, CA – April 16, 2012 – Openwave Systems Inc. (Nasdaq: OPWV), a global software innovator and the inventor of the mobile internet, today announced that it has signed a definitive agreement to sell its Mediation and Messaging product businesses to Marlin Equity Partners. The transaction is subject to customary closing conditions and is expected to close in April 2012.

Following the completion of the transaction, Marlin intends to rename the acquired businesses Openwave Mobility (formerly Mediation) and Openwave Messaging. The businesses will be managed by the incumbent divisional management teams.

Openwave’s remaining entity will be renamed Unwired Planet, a name that recalls the company’s rich heritage of innovation; it will be focused on Intellectual Property and will remain a publicly traded company. Openwave’s patent portfolio is comprised of approximately 200 issued US and foreign patents and another approximately 75 pending applications, many of which are considered foundational to mobile communications. Openwave intends to provide further details on its plans for Unwired Planet in conjunction with its third quarter of fiscal 2012 financial results conference call.

“Our agreement with Marlin Equity to sell our Mediation and Messaging product businesses represents a major milestone in the implementation of the corporate strategy we began last October. We believe this transaction is in the best interests of our customers, employees and shareholders,” said Mike Mulica, CEO of Openwave. “We are very impressed with Marlin Equity’s strategy for the businesses and their plans to make Openwave’s products and services more competitive through increased focus and investment in R&D. As we complete the sale of our product businesses, we will continue to focus on a multi-pronged strategy to realize the value of our unique patent portfolio.”

“This transaction gives us the opportunity to create two leading software companies focused on providing carrier-grade solutions in the Mobility and Messaging segments,” stated Nick Kaiser, a partner at Marlin Equity. “We plan to make the necessary investments in both businesses to continue to deliver market-leading software to Openwave’s global customer base. We look forward to partnering with Openwave’s talented employees and executives to deliver solutions that maximize the value of an operator’s network assets.”

Jefferies & Company, Inc. served as Openwave’s exclusive financial advisor in connection with the transaction.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is a global software innovator and the inventor of the mobile internet. Openwave established many of the foundational patents that allow mobile devices to connect to the Internet. Over the years, the company has built a patent portfolio of approximately 200 patents covering many innovations spanning smart devices, cloud technologies and unified messaging. Today Openwave provides all-Internet Protocol (all-IP) mediation and messaging solutions that enable communication service providers to create and deliver smarter services.

Building on its mobile data heritage, Openwave mobilizes the Internet with data-driven solutions that comprehensively enhance IP traffic and increase the value of the mobile network. Openwave arms its customers with a 360-degree view of network activity plus the tools to help them proactively optimize network resources (Congestion Control), react to user behavior with smarter data plans and services (Price Plan Innovation), and deliver a contextually relevant messaging experience (Converged Messaging).

Openwave is a global company with a blue chip customer base spanning North America, Latin America, Australia and New Zealand, Asia, Africa, Europe, and the Middle East. Openwave is headquartered in Silicon Valley, California.

About Marlin Equity Partners

Marlin Equity Partners is a Los Angeles, CA-based private equity firm with over $1 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries that are in the process of undergoing varying degrees of operational, financial or market-driven change where its capital base, industry relationships and extensive network of operational resources significantly strengthens a company’s outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 50 acquisitions. For more information, please visit www.marlinequity.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Openwave’s expectations regarding its future strategic direction. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause Openwave’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. These forward-looking statements are subject to a number of risks, including the ability of Openwave to realize anticipated results of its strategy, the ability of Openwave to deliver and capitalize on the opportunities of its strategy, the ability of Openwave to execute its strategy as well as those risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K filed on September 6, 2011, and any subsequently filed reports on Forms 10-Q and 8-K. Openwave undertakes no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Openwave Systems Inc.

Investor Relations	Public Relations
Mike Bishop	Vikki Herrera
The Blueshirt Group	Openwave
mike@blueshirtgroup.com	Vikki.Herrera@openwave.com
Tel: 415-217-4968	Tel: 650-480-6753

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